  As filed with the Securities and Exchange Commission on July 20, 2001

                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ______________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ______________

                                 RED HAT, INC.
            (Exact Name of Registrant as Specified in its Charter)


                                   Delaware
        (State or other jurisdiction of incorporation or organization)


                                  06-1364380
                    (I.R.S. Employer Identification Number)


                                ______________

                             2600 Meridian Parkway
                         Durham, North Carolina 27713
                                (919) 547-0012
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ______________

                               Matthew J. Szulik
                     President and Chief Executive Officer
                                 Red Hat, Inc.
                             2600 Meridian Parkway
                         Durham, North Carolina 27713
                                (919) 547-0012
(Name, address including zip code, and telephone number, including area code, of agent for service)
                                ______________

                                  Copies to:

                            Brian T. Atkinson, Esq.
                            Moore & Van Allen PLLC
                      100 North Tryon Street, Suite 4700
                     Charlotte, North Carolina 28202-4003
                                (704) 331-1000


                                ______________

Approximate date of commencement of proposed sale to the public:  From time to
                                                                  ------------
time after the effective date of this Registration Statement.
-------------------------------------------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [X] (Reg. No. 333-55966)

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

 Title of Each Class                                Proposed Maximum         Proposed Maximum
 of Securities to be         Amount to be        Offering Price Per         Aggregate Offering              Amount of
 Registered                 Registered (1)             Unit                     Price (2)                Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001        41,948                     $3.59                     $150,594                   $38.00
 par value

(1) Also includes an indeterminate number of shares that selling stockholders may acquire as a result of a stock-split, stock dividend or similar transaction involving the common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average high and low prices of the Registrant's common stock reported by the Nasdaq National Market on July 19, 2001 was 3.59 per share.

                               EXPLANATORY NOTE
                               ----------------

    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which constitutes part of this Registration Statement also relates to an aggregate of 6,787,761 shares of the Registrant's common stock registered on Form S-3 (File No. 333-55966).

                               6,829,709 Shares

                                 Red Hat, Inc.

                                 Common Stock

     The selling stockholders identified in this prospectus may offer and sell the shares of common stock offered by this prospectus from time to time. We previously issued the shares in a private offering to acquire the selling stockholders' businesses.

     We are registering the offer and sale of the shares held by the selling stockholders to satisfy our contractual obligations to provide the selling stockholders with freely tradeable shares. Red Hat will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

     The common stock is quoted on the Nasdaq National Market under the symbol "RHAT." The last reported sale price of the common stock on July 19, 2001 was $3.48 per share. You are urged to obtain current market data, and should not use the market price on July 19, 2001 as a prediction of the future market price of the common stock.

See "Risk Factors" section beginning on page 2 to read about certain factors you should consider before buying shares of our common stock.



 Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.


                        Prospectus dated July 20, 2001.

                                    SUMMARY

     You should read the following summary together with the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should also read our financial statements and the notes to those statements incorporated by reference into this prospectus.

                                    RED HAT

     We are the leader in open source solutions for Internet computing, delivering on the promise of open source from small embedded devices to the most prodigious enterprise. We apply our technological leadership to create open source solutions for Internet infrastructure and post-PC environments, offer services backed by the best understanding of open source and the most comprehensive resources, deliver the brand of a widely trusted open source leader and corporate partner, and persist in our commitment to the virtues of open source to lead a revolution in the computing industry. We provide custom engineering services to develop end-to-end software solutions primarily for use in the UNIX and Linux markets and then provide ongoing support and maintenance services for these custom developed software solutions. In addition, we have developed a suite of software development tools that are sold through our web site. In late February 2001, we initiated the Red Hat Network monthly subscription services for personal users of Red Hat Linux. Through Red Hat Network, we are able to remotely deploy and manage over the web, open source software solutions on servers using Red Hat Linux as their operating system. We will initiate an enterprise level version of Red Hat Network in the second half of fiscal 2002 and are committed to providing additional services through Red Hat Network to users of Red Hat Linux and other open source solutions.

     Our web site, redhat.com, is a leading destination for open source software users and developers and serves as the primary delivery mechanism and customer interface for many of our offerings. redhat.com also offers extensive news and information for the open source community, an important forum for open source software development, a commerce site and priority access for software downloads and upgrades. We are committed to serving the interests and needs of open source software users and developers and continuing to share our product developments with the open source community.

     Our principal executive offices are located at 2600 Meridian Parkway, Durham, North Carolina 27713. Our telephone number is (919) 547-0012.

                                 RISK FACTORS

     You should carefully consider and evaluate all of the information in this prospectus, including the risk factors set forth below and the documents incorporated by reference into this prospectus, before investing in the shares being offered.

     Risks Related to our Linux-based Open Source Business Model

Our open source software business model is unproven.

We have not demonstrated the success of our open source business model, which gives our customers the right to freely copy and distribute our software. No other company has built a successful open source business. Few open source software products have gained widespread commercial acceptance partly due to the lack of viable open source industry participants to offer adequate service and support on a long term basis. In addition, open source vendors are not able to provide industry standard warranties and indemnities for their products, since these products have been developed largely by independent parties over whom open source vendors exercise no control or supervision. If open source software should fail to gain widespread commercial acceptance, we would not be able to sustain our revenue growth and our business could fail.

We depend on the support of Linux developers not employed by the us to release major product upgrades and maintain market share.

We may not be able to release major product upgrades of Official Red Hat Linux on a timely basis because the heart of Official Red Hat Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel or if Mr. Torvalds or other prominent Linux developers, such as Alan Cox, David Miller or Stephen Tweedie, were to join one of our competitors or no longer work on the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. We cannot predict whether enhancements to the
kernel would be available from reliable alternative sources.   We could be
forced to rely to a greater extent on our own development efforts, which would increase our development expenses and may delay our product release and upgrade schedules. In addition, any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications.

We may not be able to effectively assemble and test our software because it consists largely of code developed by independent third parties over whom we exercise no control, which could result in unreliable products and damage to our reputation.

Official Red Hat Linux, in compressed form, consists of approximately 1.1 gigabytes of code. Of that total, in excess of 1,000 megabytes have been developed by independent third parties, including approximately 10 megabytes of code contained in the Linux kernel. Included within the 1.1 gigabytes of code are more than 800 distinct software components developed by thousands of individual programmers which we must assemble and test before we can release a new version of Official Red Hat Linux. If these components are not reliable, Official Red Hat Linux could fail, resulting in serious damage to our reputation and potential litigation. Although we attempt to assemble only the best available components, we cannot be sure that we will be able to identify the highest quality and most reliable components or successfully assemble and test them. In addition, if these components were no longer available, we would have to develop them ourselves, which would significantly increase our development expenses.

The scarcity of software applications for Linux-based operating systems could prevent commercial adoption of our products.

Our products will not gain widespread commercial adoption until there are more third-party software applications designed to operate on Linux-based operating systems. These applications include word processors, databases, accounting packages, spreadsheets, e-mail programs, Internet browsers, presentation and graphics software and personal productivity applications. We intend to encourage the development of additional applications that operate on Linux-based operating systems by attracting third-party developers to the Linux platform, by providing open source tools to create these applications and by maintaining our existing developer relationships through marketing and technical support for third-party developers. If we are not successful in achieving these goals, however, our products will not gain widespread commercial acceptance and we will not be able to maintain our product sales growth.

We may not be able to generate revenue from sales of Official Red Hat Linux if users can more quickly download it from the Internet.

Anyone can download a free copy of official Red Hat Linux from the Internet. However, because this download can take up to 36 hours using a standard telephone connection, many of our users choose to buy the shrink-wrapped version of Official Red Hat Linux. If hardware and data transmission technology advances in the future to the point where increased bandwidth allows users to more quickly download our products from the Internet, users may no longer choose to purchase Official Red Hat Linux. This could lead to a significant loss of product revenue.

We may not succeed in shifting our business focus from traditional shrink-wrapped software sales to offering subscription-based product and services offerings.

We are focusing our sales and marketing efforts on providing subscription-based products and services as opposed to relying on sales of shrink-wrapped software. This change has required us to expend significant financial and managerial resources and may ultimately prove unsuccessful. The failure to successfully implement this transition of our sales model could materially adversely affect our operating results.

Our customers may find it difficult to install and implement Official Red Hat Linux, which could lead to customer dissatisfaction and damage our reputation.

Installation and implementation of Official Red Hat Linux often involves a significant commitment of resources, financial and otherwise, by our customers. This process can be lengthy due to the size and complexity of our products and the need to purchase and install new applications. The failure by us to attract and retain services personnel to support our customers, the failure of companies with which we have strategic alliances to commit sufficient resources towards the installation and implementation of our products, or a delay in implementation for any other reason could result in dissatisfied customers.
This could damage our reputation and the Red Hat brand and result in decreased revenue.

We may be unable to predict the future course of open source technology development, which could reduce the market appeal of our products and damage our reputation.

We do not exercise control over many aspects of the development of open source technology. Historically, different groups of open source software programmers have competed with each other to develop new technology. Typically one of those groups develops the technology that becomes more widely used than that developed by others. If we adopt new technology and incorporate it into our products, and competing technology becomes more widely used, the market appeal of our products may be reduced, which could harm our reputation, diminish the Red Hat brand and result in decreased revenue.

             Risks Related to our Financial Results and Condition

Our limited operating history in the new and developing market for Linux-based operating systems makes it difficult to evaluate our business.

Red Hat was formed in March 1993. We began offering Official Red Hat Linux in October 1994. Our limited operating history and the developing market for Linux-based operating systems makes it difficult to evaluate the risks and uncertainties that we face. Our failure to address these risks and uncertainties could cause our business results to suffer and result in the loss of all or part of your investment.

We have limited combined operating history with the companies we have acquired since our initial public offering and may have difficulty integrating these businesses.

The successful integration of the operations, products, services and personnel of Red Hat and the seven companies we have acquired since our initial public offering -- Cygnus Solutions, Hell's Kitchen Systems, Inc., Bluecurve, Inc.,

WireSpeed Communications Corporation, C2Net Software, Inc. Akopia, Inc., and Planning Technologies, Inc. -- is important to the future financial performance of the combined enterprise. The anticipated benefits of these acquisitions may not be achieved unless, among other things, the operations, products, services and personnel of the acquired companies are successfully combined with those of Red Hat in a timely and efficient manner. Integration of these companies' operations, products, services and personnel may be hampered because, among other things:

 .    the products and services offered by each of the acquired companies and Red
     Hat are highly complex and have been developed independently;

 .    integration of the product lines of Red Hat and each of the acquired companies will require the coordination of separate development and engineering teams from each company; and

 .    the employees and management of the acquired companies and Red Hat are located in disparate geographical regions.

In addition, the costs associated with integrating these companies' operations, products, services and personnel may be substantial and could include, among other things:

 .    employee redeployment or relocation; and

 .    the combination of research and development teams and processes.

Any of these difficulties and costs encountered in the transition process, could divert the attention of management, and could have an adverse impact on the revenues and operating results of the combined enterprise.

We expect to incur substantial losses on a GAAP basis for the foreseeable future.

We have incurred operating losses in six of our previous seven fiscal years, including our most recent fiscal year ended February 28, 2001. We expect to incur significant losses for the foreseeable future, as we substantially increase our sales and marketing, research and development and administrative expenses. In addition, we are investing considerable resources in our Red Hat Network initiative and to expand our professional services offerings. As a result, we cannot be certain when or if we will achieve sustained profitability. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

You should not rely on our quarterly results of operations as an indication of our future results because they fluctuate significantly and are difficult to forecast.

Due to our limited combined operating history and the unpredictability of our business, our revenue and operating results may fluctuate significantly from quarter to quarter and are difficult to forecast. We base our current and projected future expense levels in part on our estimates of future revenue. Our expenses are, to a large extent, fixed in the short term. We may not be able to adjust our spending quickly if our revenue falls short of our expectations. Accordingly, a revenue shortfall in a particular quarter would have a disproportionate adverse effect on our operating results for that quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Our future operating results may fall below expectations of securities analysts or investors, which would likely cause the market price of our common stock to decline significantly.

We may not be able to effectively attract additional enterprise customers and preserve relationships with current enterprise customers, which could adversely affect revenue.

Historically, we focused our sales and marketing efforts on product sales to individuals. We have recently, however, begun to focus our efforts on expanding our enterprise customer base. To this end, we have invested extensively to attract enterprise customers. These enterprise customers expect diverse and extensive service programs, and if we are unable to continue to successfully expand and enhance our service offerings, we may not be able to meet these customers' needs or attract new customers, and, consequently, our revenue would suffer.

Our failure to update and modernize our internal systems, procedures and controls may prevent the implementation of our business strategies in a rapidly evolving market and may constrain our future growth.

Our operational and financial systems, procedures and controls, which were adequate for a small private company, are becoming outdated as we grow. Since March 1, 1999 we have increased the number of employees more than tenfold. To accommodate this growth, we have evaluated our financial and operational systems, procedures and controls. Although we have revised or are in the process of revising and updating most of them, if we continue our rapid growth, we may not be able to improve our transaction processing and reporting systems and procedures, or expand and train our expanding workforce quickly enough to maintain a competitive position in our markets. In addition, failure to quickly replace obsolete systems, procedures and controls could impede our management's decision-making abilities. This, in turn, may impair our ability to pursue business opportunities and may hamper future growth.

We may not be able to generate enough additional revenue from our international expansion to offset the costs associated with establishing and maintaining foreign operations.

A key component of our growth strategy is to expand our presence in foreign markets. We have recently established subsidiaries or offices in Canada, Ireland, the United Kingdom, Germany, Italy, Japan, France, Singapore and Australia, and are considering further expansion worldwide. We may also enter other markets as opportunities arise. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized web sites and other systems. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations. In addition, because we have little experience in marketing and distributing products or services for these markets, we may not benefit from any first-to-market advantages.

Our management team may not be able to successfully implement our business strategies because it has only recently begun to work together.

Our business is highly dependent on the ability of our management to work together effectively to meet the demands of our growth. Several members of our senior management have been employed by us for a relatively short period of time. These individuals have not previously worked together as a management team. The failure of our management team to work together effectively could prevent efficient decision-making by our executive team, affecting product development and sales and marketing efforts, which would negatively impact our operating results.

We depend on our key personnel.

Our future success depends on the continued services of a number of key officers, including our Chief Executive Officer and President, Matthew J. Szulik, our Chief Operating Officer, Timothy J. Buckley, our Chief Technical Officer, Michael Tiemann, our Chief Financial Officer, Kevin B. Thompson, and our Chief Marketing Officer, James Neiser. The loss of the technical knowledge and industry expertise of any of these people could seriously impede our success. Moreover, the loss of one or a group of our key employees, particularly to a competitor, and any resulting loss of customers could reduce our market share and diminish the Red Hat brand.

With our declining stock price we may have increased difficulty in attracting and retaining highly skilled employees.

As with most technology companies, a key component of our compensation package for our employees is stock options. With the decline in our stock price, many of the options granted in the last 18 months are now out of the money. In order to retain our highly skilled workforce, we may be compelled to grant new options. If such new options are granted, they are likely to have a dilutive effect on our stockholders.

We may lack the financial and operational resources needed to increase our market share and compete effectively with Microsoft, other established operating systems developers, software development tools developers and other service and support providers.

In the market for operating systems, we face significant competition from larger companies with greater financial resources and name recognition than we have. These competitors, which offer hardware-independent multi-user operating systems for Intel platforms and/or UNIX-based operating systems, include Microsoft, Novell, IBM, Sun Microsystems, The Santa Cruz Operation, AT&T, Compaq, Hewlett-Packard, Olivetti and Unisys. Some of these competitors currently, or may in the future, produce and market open source operating systems.

We also face competition in the market for software development tools and operating systems for special purpose computing, including embedded systems.
Our competitors in this market, some of which have greater market share than we do, include Wind River Systems, Integrated Systems Incorporated, Green Hills Software, and the Metrowerks subsidiary of Motorola. Some of these companies currently produce or use open source software as part of their product offerings. We may not be able to compete effectively in this market if customers choose proprietary solutions. If the demand for open source solutions in this market expands, however, we could lose market share as existing competitors reposition or new companies emerge to address the opportunity.

As we increase our services offerings, we may face competition from larger and more capable companies that currently service and support the Linux operating system as well as other operating systems, particularly UNIX-based operating systems, due to the fact that Linux-and UNIX-based operating systems share many common features. These companies, including IBM and Hewlett-Packard, may be able to leverage their existing service organizations and provide higher levels of support on a more cost-effective basis than we can. We may not be able to compete successfully with these current or potential competitors.

We may not be able to match the promotional activities and pricing policies offered by other suppliers of Linux-based and other open source operating systems, which could result in a loss of market share.

In the new and rapidly evolving market for Linux-based operating systems, we face intense competition from a number of other suppliers of Linux-based operating systems. We also face competition to a lesser extent from developers of non-Linux-based open source operating systems such as BSD-based operating systems. BSD-based operating systems such as FreeBSD, NetBSD and OpenBSD are open source operating systems produced by communities of developers working together via the Internet, and which are published and distributed by Walnut Creek CD-ROM, among others. We expect competition in broader open source operating systems and the Linux-based operating systems market to intensify. In addition, companies like Sun Microsystems and IBM, which are more established and have larger customer bases than we do, have indicated a growing interest in the market for Linux-based operating systems. With the recent acquisition of BSDi by Wind River Systems, we will face increased competition in providing open source solutions in the embedded space. These companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to their customers than we can. Furthermore, because Linux-based operating systems can be downloaded from the Internet for free or purchased at a nominal cost and modified and re-sold with few restrictions, traditional barriers to entry are minimal. Accordingly, it is possible that new competitors or alliances among existing competitors may emerge and rapidly acquire significant market share.

If we fail to establish and maintain strategic distribution and other collaborative relationships with industry-leading companies, we may not be able to attract and retain a larger customer base.

Our success depends on our ability to continue to establish and maintain strategic distribution and other collaborative relationships with industry-leading hardware manufacturers, distributors, software vendors and enterprise solutions providers. These relationships allow us to offer our products and services to a much larger customer base than we would otherwise be able to through our direct sales and marketing efforts. We may not be able to maintain these relationships or replace them on attractive terms. In addition, our existing strategic relationships do not, and any future strategic relationships may not, afford us any exclusive marketing or distribution rights. As a result, the companies with which we have strategic alliances are free to pursue alternative technologies and to develop alternative products and services in addition to or in lieu of our products and services, either on their own or in collaboration with others, including our competitors. Moreover, we cannot guarantee that the companies with which we have strategic relationships will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support.

We may not be able to meet the operational and financial challenges that we will encounter as our international operations expand.

As we expand our international operations, we will face a number of additional challenges associated with the conduct of business overseas. For example:

 .    we may have difficulty managing and administering a globally-dispersed business;

 .    fluctuations in exchange rates may negatively affect our operating results;

 .    we may not be able to repatriate the earnings of our foreign operations;

 .    we have to comply with a wide variety of foreign laws with which we are not familiar;

 .    we may not be able to adequately protect our trademarks overseas due to the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;

 .    reductions in business activity during the summer months in Europe and certain other parts of the world could negatively impact the operating results of our foreign operations;

 .    export controls could prevent us from shipping our products into and from some markets;

 .    multiple and possibly overlapping tax structures could significantly reduce the financial performance of our foreign operations;

 .    changes in import/export duties and quotas could affect the competitive pricing of our products and services and reduce our market share in some countries; and

 .    economic or political instability in some international markets could result in the forfeiture of some foreign assets and the loss of sums spent developing and marketing those assets.

Expanding our services business will be costly and may not result in any benefit to us.

We have expanded our strategic focus to place additional emphasis on consulting, custom engineering and development, education and support services. We cannot be certain that our customers will engage our professional services organization to assist with support, consulting, custom development, training and implementation of our products. We also cannot be certain that we can attract or retain a sufficient number of the highly qualified services personnel that the expansion of our services business will need. In addition, this expansion has required, and will continue to require, significant additional expenses and development, financial and operational resources. The need for these additional resources will place further strain on our management, financial and operational resources and may make it more difficult for us to achieve and maintain profitability.

Attempts to expand by means of business combinations and strategic alliances may not be successful and may harm our operational efficiency, financial performance and relationships with employees and third parties.

We may continue to expand our operations or market presence by entering into additional business combinations, investments, joint ventures or other strategic alliances with hardware manufacturers, software vendors, Internet companies, open source software developers or other companies both in the United States and internationally. Our ability to expand in this way may be limited due to the many financial and operational risks accompanying these transactions. For example:

 .    we may have difficulty assimilating the operations, technology and personnel of the combined companies;

 .    our business may be disrupted by the allocation of resources to consummate these transactions;

 .    we may have problems retaining key technical and managerial personnel from acquired companies;

 .    we may experience one-time in-process research and development charges and ongoing expenses associated with amortization of goodwill and other purchased intangible assets;

 .    our stockholders will suffer dilution if we issue equity to fund these transactions;

 .    acquired businesses may initially be unprofitable resulting in our assumption of operating losses and increased expenses;

 .    our reputation may be harmed if the open source development community does not approve of these transactions;

 .    our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions; and

 .    our investment activities, particularly with respect to emerging-growth technology companies, are inherently risky and we may not realize any benefit from such activities.


                    Risks Related to our Internet Strategy

We may fail to promote and enhance our web site effectively, which may prevent us from attracting new visitors, advertisers or electronic commerce partners to our web site.

In order to attract and retain Internet users, service customers, and electronic commerce partners, we intend to substantially increase our expenditures for enhancing and further developing our web site. Our success in promoting and enhancing the redhat.com web site will also depend on our ability to provide high quality service delivery, content, features and functionality. If we fail to promote our web site successfully or if visitors to our web site or customers do not perceive our services to be useful, current or of high quality, our ability to generate revenue from our web site will be significantly impaired.

Visitors to our web site could experience delays and decreased performance during periods of heavy traffic, which could result in dissatisfaction with our web site and damage to our reputation.

Our web site must accommodate a high volume of traffic and deliver frequently updated information. Our web site has in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material impact on our business. These types of occurrences in the future, however, could materially adversely affect our reputation and brand name and could cause users to perceive our web site as not functioning properly. Under these circumstances, our users might choose another web site or other methods to obtain Linux-based operating systems, services, or Linux-related information.

Our Internet strategy will fail if the infrastructure of the Internet is not continually developed and maintained.

The success of our Internet strategy will depend in large part on the continued development and maintenance of the infrastructure of the Internet. Because global commerce and the online exchange of information is new and evolving, we cannot predict with any certainty that the Internet will be a viable commercial marketplace in the long term. The Internet has experienced, and we expect it to continue to experience, significant growth in the number of users and amount of traffic. If the Internet continues to experience an increased number of users, frequency of use or increased bandwidth requirements of users, it may not be able to support the demands placed upon it by this growth, and its performance and reliability may suffer. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face similar outages and delays in the future. Any outage or delay could affect the level of Internet usage, as well as the volume of traffic on our web site. In addition, the Internet could lose its viability due to increased governmental regulation and delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the necessary infrastructure, standards or protocols or complementary products, services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our Internet strategy will not succeed.

We are vulnerable to unexpected network interruptions caused by system failures, which may result in reduced visitor traffic on our web site, decreased revenue and harm to our reputation.

Substantially all of our communications hardware and other hardware related to our web site is located at our facilities, although we have back-up and co-location hardware for our web site located at third-party facilities. Fire, floods, hurricanes, tornadoes, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. In addition, although we have implemented network security measures, our servers are vulnerable to computer viruses, electronic break-ins, human error and other similar disruptive problems which could adversely affect our systems and web site. Although we try to prevent unauthorized access to our systems, we cannot eliminate this risk entirely. We could lose revenue and suffer damage to our reputation if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.


                      Risks Related to Legal Uncertainty

We could be prevented from selling or developing our products if the GNU General Public License and similar licenses under which our products are developed and licensed are not enforceable.

The Linux kernel and the official Red Hat Linux operating system have been developed and licensed under the GNU General Public License and similar licenses. These licenses state that any program licensed under them may be liberally copied, modified and distributed. We know of no circumstance under which these licenses have been challenged or interpreted in court. Accordingly, it is possible that a court would hold these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux-based operating systems, or significant portions of them, may not be liberally copied, modified or distributed, would have the effect of preventing us from selling or developing our products.

Our products may contain defects that may be costly to correct, delay market acceptance of our products and expose us to litigation.

Despite testing by us and our customers, errors have been and may continue to be found in our products after commencement of commercial shipments. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we exercise no supervision or control. If errors are discovered, we may have to make significant expenditures of capital to eliminate them and yet may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation and our ability to convince commercial users of the benefits of Linux-based operating systems and other open source software products.

In addition, failures in our products could cause system failures for our customers who may assert warranty and other claims for substantial damages against us. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. Our insurance policies may not adequately limit our exposure to this type of claim. These claims, even if unsuccessful, could be costly and time consuming to defend.

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are comprised of many distinct software components developed by thousands of independent parties.

We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we exercise no supervision or control. Claims of infringement could require us to reengineer our products or seek to obtain licenses from third parties in order to continue offering our products. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

Our efforts to protect our trademarks may not be adequate to prevent third parties from misappropriating our intellectual property rights.

Our most valuable intellectual property is our collection of trademarks. The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to deter misappropriation of our trademark rights. Although we do not believe that we have suffered any material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. We have registered some of our trademarks in the United States, Europe and Australia and have other trademark applications pending in the United States, Europe, Australia, Canada, and Japan. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy the Red Hat brand and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

We may be sued as a result of information published or posted on or accessible from our redhat.com web site.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other claims relating to the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services in the past, and can be costly to defend. We may also be subjected to claims based on content that is accessible from our web site through links to other web sites or through content and materials that may be posted by visitors to our web site. We believe that the scope and amount of our commercial and general liability insurance is appropriate, given our current financial position. However, this insurance may not adequately protect us against these types of claims. We have not been a party to any lawsuit of this type to date.


               Risks Related to the Market for Our Common Stock

Our stock price has been extremely volatile and you may not be able to resell your shares at or above your purchase price.

The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

 .    actual or anticipated variations in quarterly operating results;

 .    new products or services offered by Red Hat or our competitors;

 .    changes in financial estimates by securities analysts;

 .    conditions or trends in the Internet, Linux and software industries;

 .    changes in the economic performance and/or market valuations of other
     Internet, Linux and software industries;

 .    announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

 .    additions or departures of key personnel;

 .    sales of common stock; and

 .    other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NASDAQ National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. In addition, broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and operating results.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus or the documents incorporated herein by reference constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.


               WHERE YOU CAN FIND MORE INFORMATION ABOUT RED HAT

     We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the "SEC"). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding Red Hat and other registrants that file electronically with the SEC. The SEC's web site is located at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all the shares offered by this prospectus or we terminate the offering.

     (1) The section entitled "Description of the Registrant's Securities to be Registered" contained in our Registration Statement on Form 8-A (File No. 00026281) filed on June 4, 1999, pursuant to Section 12(g) of the Exchange Act;

     (2) Our Annual Report on Form 10-K for the fiscal year ended February 28, 2001, as amended by the Form 10-K/A filed on April 26, 2001; and

     (3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2001 filed on July 12, 2001.

     We will provide a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to these documents unless the exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mark H. Webbink, General Counsel, Red Hat, Inc., Post Office Box 13588, Research Triangle Park, North Carolina 27709.

     This prospectus is part of a Registration Statement on Form S-3 filed with the SEC by Red Hat. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares being sold by the selling stockholders.


                                DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information known to Red Hat regarding the beneficial ownership of the shares to be offered by this prospectus as of July 20, 2001 and as adjusted to reflect the sale of the shares of common stock in this offering.

     Unless otherwise indicated, to the knowledge of Red Hat, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person's spouse.


                                                                   Number of               Number of             Number of
                                                                    Shares                Shares to be            Shares
                                                                 Beneficially                 Sold              Beneficially
                                                                Owned Prior to               in the            Owned After the
Name of Selling Stockholder                                      the Offering               Offering              Offering
------------------------------------------------------      ---------------------      -----------------     ------------------
Mastech Systems Corporation                                             3,156,036              3,156,036                    ---
Arturo Sanchez                                                          1,292,035              1,292,035                    ---
Ronald Spencer                                                            663,705                663,705                    ---
Applied Theory Corporation                                                521,769                521,769                    ---
Grumman Hill Group                                                        521,769                521,769                    ---
AMP Capital Partners, LLC                                                 453,067                404,879                 48,188
Peter Korman                                                              154,859                154,859                    ---
David Adams                                                               201,295                 73,320                127,975
Brett Pinegar                                                              50,323                 18,330                 31,993
G & H Partners                                                             13,535                 12,095                  1,440
Chris Campbell                                                              1,948                  1,948                    ---
Mike Cravotta                                                               1,948                  1,948                    ---
David Wingate                                                               1,887                    688                  1,199
Numbers @ Work, LLC                                                         1,509                    550                    959
Kelly Laughlin                                                              1,298                  1,298                    ---
Mike Sanchez                                                                  974                    974                    ---
Bryan Troutman                                                                707                    707                    ---
Anthony Ware                                                                  707                    707                    ---
Barry Wright                                                                  480                    480                    ---
Tina Smith                                                                    407                    407                    ---
Edward Schaller                                                               393                    144                    249
Rick Fritts                                                                   324                    324                    ---
Antonese Robertson                                                            270                    270                    ---
Timothy Scott Lee                                                             194                    194                    ---
Leon K. Norton                                                                107                    107                    ---
David Ouellette                                                               107                    107                    ---
Sidney Haggard                                                                 60                     60                    ---


                             PLAN OF DISTRIBUTION

     Red Hat is registering 6,829,709 shares of the common stock offered hereby on behalf of the selling stockholders. As used herein, "Selling Stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a Selling Stockholder, as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by Red Hat. Brokerage commissions and similar selling expenses, if any, attributable to the sale of these shares of common stock will be borne by the Selling Stockholders. Sales of shares may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares or a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is their any underwriters or broker-dealers acting in connection with the proposed sale of shares by the Selling Stockholders.

     The Selling Stockholders may effect transactions by selling shares directly to purchasers or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both. This compensation might be in excess of customary commissions.

     The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act also may apply to their sales in the market.

     Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

     Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 462(b) under the Securities Act, disclosing (i) the name of the Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference into this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by a Selling Stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

                                TRANSFER AGENT

     The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

                                 LEGAL MATTERS

     The validity of the shares of common stock to be issued in this offering will be passed upon for Red Hat by Moore & Van Allen PLLC, Charlotte, North Carolina.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Red Hat, Inc. for the fiscal year ended February 28, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Estimated expenses payable in connection with the offer and sale of the common stock in this offering are as follows:

              SEC registration fee                       $     10,021
              Legal fees and expenses                          12,000
              Accounting fees and expenses                      7,500
              Miscellaneous                                       479
                                                         ------------
              Total                                      $     30,000
                                                         ============

     The registrant will bear all of the expenses shown above.

Item 15.  Indemnification of Directors and Officers.

     The Delaware General Corporation Law, the registrant's charter and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The registrant currently has in place and maintains a directors' and officers' insurance policy.

Item 16.  Exhibits and Financial Schedules


       Exhibit No.                             Description
       -----------                             -----------

           2.1 Agreement and Plan of Reorganization dated November 5, 1999 by and among the Registrant, Cygnus Solutions, Miami Acquisition Corp. and Michael Tiemann, as Securityholder Agent /(1)/

           2.2 Agreement and Plan of Merger by and among the Registrant, HKS Acquisition Corp., Hell's Kitchen Systems, Inc. and certain shareholders of Hell's Kitchen Systems, Inc., dated as of January 4, 2000 /(2)/

           2.3 Stock Purchase Agreement by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 /(3)/

           2.4 Amendment to Stock Purchase Agreement, dated July 27, 2000, by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 /(3)/

            4 Specimen certificate representing the Registrant's common stock /(4)/

            5              Opinion of Moore & Van Allen PLLC

          23.1             Consent of PricewaterhouseCoopers LLP

          23.2             Consent of Moore & Van Allen, PLLC (included in
                           Exhibit 5)

          24 Power of Attorney (included on Signature Page of Registration Statement) (5)

(1) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-94775).

(3) Incorporated by reference from the Registrant's Current Report on Form 8-K, filed August 11, 2000.

(4) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-80051).

(5) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-55966).

Item 17.  Undertakings

          (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on this 20th day of July, 2001.

                              RED HAT, INC.

                              By: /s/ Mark Webbink
                                  -------------------------------------
                                  Mark Webbink
                                  Senior Vice President, General
                                  Counsel and Secretary


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                                                          Date
-------------------------------------------------------------------------------------------
                                   Chief Executive Officer, President       July 20, 2001
*                                  and Director (principal executive
---------------------------------  officer)
Matthew J. Szulik

*                                  Senior Vice President and Chief          July 20, 2001
---------------------------------  Financial Officer

Kevin B. Thompson

                                   Director                                 July ___, 2001
_________________________________
Robert F. Young

*                                  Director                                 July 20, 2001
---------------------------------
Eugene J. McDonald

                                   Director                                 July ___, 2001
_________________________________
William S. Kaiser

*                                  Director                                 July 20, 2001
---------------------------------
Kevin Harvey

                                   Director                                 July ___, 2001
_________________________________
Eric Hahn

*                                  Director                                 July 20, 2001
---------------------------------
F. Selby Wellmann

     Mark H. Webbink, by signing his name below, signs this Registration Statement on behalf of each of the persons specified above by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant's Registrant Statement on Form S-3 filed on February 21, 2001 (Reg. No. 333-55966).

     /s/ Mark H. Webbink
     -----------------------------
     Mark H. Webbink

                                 EXHIBIT INDEX


       Exhibit No.                             Description
       -----------                             -----------

           2.1 Agreement and Plan of Reorganization dated November 5, 1999 by and among the Registrant, Cygnus Solutions, Miami Acquisition Corp. and Michael Tiemann, as Securityholder Agent (1)

           2.2 Agreement and Plan of Merger by and among the Registrant, HKS Acquisition Corp., Hell's Kitchen Systems, Inc. and certain shareholders of Hell's Kitchen Systems, Inc., dated as of January 4, 2000
                           (2)

           2.3 Stock Purchase Agreement by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

           2.4 Stock Purchase Agreement, dated July 27, 2000, by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

            4 Specimen certificate representing the Registrant's common stock (4)

            5              Opinion of Moore & Van Allen PLLC

          23.1             Consent of PricewaterhouseCoopers LLP

          23.2             Consent of Moore & Van Allen, PLLC (included in
                           Exhibit 5)

           24 Power of Attorney (included on Signature Page of Registration Statement) (5)

____________


(1) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-94775).

(3) Incorporated by reference from the Registrant's Current Report on Form 8-K, filed August 11, 2000.

(4) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File no. 333-80051).

(5) Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-55966).